UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2009

SUBURBAN PROPANE PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14222	22-3410353
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West, Whippany, New Jersey	07981
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 887-5300

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting on November 10, 2009, the Compensation Committee of the Board of Supervisors of Suburban Propane Partners, L.P. (the “Partnership”), acting on the recommendation of Michael A. Stivala, the Partnership’s Chief Financial Officer and Chief Accounting Officer, transferred the title and responsibilities of Chief Accounting Officer from Mr. Stivala to the Partnership’s current Controller, Michael A. Kuglin. Mr. Stivala will continue as the Partnership’s Chief Financial Officer.

There are no transactions, since the beginning of the Partnership’s last fiscal year (September 28, 2008), or any currently proposed transaction, in which the Partnership was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Kuglin, or any of his immediate family members, had or will have a direct or indirect material interest, other than the compensation and benefits to be paid to Mr. Kuglin in connection with his employment by the Partnership. Also on November 10, 2009, in recognition of his increased responsibilities, the Compensation Committee set Mr. Kuglin’s base salary for the 2010 fiscal year at $205,000. He will continue to participate in the Registrant’s Incentive Compensation Plan, with a bonus target of 60% (increased from 55%) of his base salary for the 2010 fiscal year. Mr. Kuglin remains eligible to participate in the Partnership’s other benefit plans.

A copy of the Partnership’s Press Release, dated November 13, 2009, announcing Mr. Kuglin’s promotion, has been furnished as Exhibit 99.1 to this Current Report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

99.1	Press Release of Suburban Propane Partners, L.P. dated November 13, 2009 announcing the promotion of Michael A. Kuglin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

By: /s/ PAUL ABEL
Name: Paul Abel
Title: General Counsel & Secretary

Date: November 13, 2009

EXHIBITS

99.1	Press Release of Suburban Propane Partners, L.P. dated November 13, 2009 announcing the promotion of Michael A. Kuglin.